DISTRIBUTION AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of this ___ day of _________ 2013 (the “Effective Date”), by and among each of the Funds listed on Exhibit A attached hereto (each a “Fund”, and together, the “Funds”) and Foreside Fund Services, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, each Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified management investment company that is operated as an interval Fund. Each Fund is authorized to issue shares of beneficial interest of the Funds (“Shares”) and the Shares will be continuously offered under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, the Funds desire to retain the Distributor as distribution agent in connection with the offering of the Shares of each of the Funds;

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, this Agreement has been approved by a vote of each Fund’s board of trustees (the “Board”) and its disinterested trustees in conformity with Section 15(c) of the 1940 Act; and

WHEREAS, the Distributor is willing to act as distribution agent for the Funds on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Appointment of Distributor. The Funds hereby appoint the Distributor as their exclusive agent for the sale and distribution of Shares of the Funds, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such exclusive appointment and agrees to perform the services and duties set forth in this Agreement.

2. Services and Duties of the Distributor.

A. The Distributor agrees to act as agent of the Funds for distribution of the Shares of the Funds, upon the terms and at the current offering price (plus sales charge, if any) described in the Prospectus. As used in this Agreement, the term “Prospectus” shall mean each current prospectus, including the statement of additional information, as amended or supplemented, relating to any of the Funds and included in the currently effective registration statement(s) or post-effective amendment(s) thereto (the “Registration Statement”) of the Funds under the 1933 Act and the 1940 Act.

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B. During the public offering of Shares of the Funds, the Distributor shall use commercially reasonable efforts to distribute the Shares. All orders for Shares shall be made through financial intermediaries or directly to the applicable Fund, or its designated agent. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus. The Funds or its designated agent will confirm orders and subscriptions upon receipt, will make appropriate book entries and, upon receipt of payment therefor, will issue the appropriate number of Shares in uncertificated form.

C. The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations regarding the Funds other than as contained in the Prospectus and any sales literature and advertising materials specifically approved by the Funds.

D. The Distributor, upon request of the Funds, agrees to review all proposed advertising materials and sales literature for compliance with applicable laws and regulations, and shall file with appropriate regulators those advertising materials and sales literature it believes are in compliance with such laws and regulations. The Distributor agrees to furnish to the Funds any comments provided by regulators with respect to such materials.

E. The Funds agree to redeem or repurchase Shares tendered by shareholders of the Funds in accordance with the Funds’ obligations in the Prospectus and the Registration Statement. The Funds reserve the right to suspend such repurchase right upon written notice to the Distributor.

F. The Distributor may, in its discretion, and shall, at the request of the Funds, enter into agreements with such qualified broker-dealers and other financial intermediaries as it may select (the “Financial Intermediaries”), in order that such Financial Intermediaries may sell Shares of the Funds. The form of any dealer agreement shall be approved by the Funds. The Distributor shall not be obligated to make any payments to the Financial Intermediaries or other third parties, unless (i) the Distributor has received a corresponding payment from the applicable Fund and (ii) such corresponding payment has been approved by the each Fund’s Board. The Distributor shall include in the forms of agreement with Financial Intermediaries a provision for the forfeiture by them of any sales charge or discount with respect to Shares sold by them and redeemed, repurchased or tendered for redemption within seven business days after the date of confirmation of such purchases.

G. The Distributor shall devote its best efforts to effect sales of Shares of the Funds but shall not be obligated to sell any certain number of Shares.

H. The Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board.

I. The Distributor may enter into agreements (“Subcontracts”) with qualified third parties to carry out some or all of the Distributor’s obligations under this Agreement, with the prior written consent of the Funds, such consent not to be unreasonably withheld; provided that execution of a Subcontract shall not relieve the Distributor of any of its responsibilities hereunder.

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J. The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

K. Notwithstanding anything herein to the contrary, the Distributor shall not be required to register as a broker or dealer in any specific jurisdiction or to maintain its registration in any jurisdiction in which it is now registered, except to the extent necessary to perform its obligations hereunder.

3. Representations, Warranties and Covenants of the Funds.

A. Each Fund hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)	it is duly organized and in good standing under the laws of its jurisdiction of incorporation/organization and is registered as a closed-end management investment company under the 1940 Act;

(ii)	this Agreement has been duly authorized, executed and delivered by the Fund and, when executed and delivered, will constitute a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)	it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained (or will timely obtain) all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws/operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(iv)	the Shares are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable;

(v)	the Registration Statement and Prospectus included therein have been prepared in conformity with the requirements of the 1933 Act and the 1940 Act and the respective rules and regulations thereunder;

(vi)	the Registration Statement and Prospectus and any advertising materials and sales literature prepared by the Fund or its agent do not and shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects;
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(vii)	the Fund owns, possesses, licenses or has other rights to use all patents, patent applications, trademarks and service marks, trademark and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, “Intellectual Property”) necessary for or used in the conduct of the Fund’s business and for the offer, issuance, distribution and sale of the Fund Shares in accordance with the terms of the Prospectus and this Agreement, and such Intellectual Property does not and will not breach or infringe the terms of any Intellectual Property owned, held or licensed by any third party; and

(viii)	all necessary approvals, authorizations, consents or orders of or filings with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency have been or will be obtained by the Fund in connection with the issuance and sale of the Shares, including registration of the Shares under the 1933 Act, and any necessary qualification under the securities or blue sky laws of the various jurisdictions in which the Shares are being offered.

B. The Funds shall take, or cause to be taken, all necessary action to register the Shares under the federal and all applicable state securities laws and to maintain an effective Registration Statement for such Shares in order to permit the sale of Shares as herein contemplated. The Funds authorize the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Shares.

C. The Funds agree to advise the Distributor promptly in writing:

(i)	of any material correspondence or other communication by the Securities and Exchange Commission (“SEC”) or its staff relating to the Funds, including requests by the SEC for amendments to the Registration Statement or Prospectus;

(ii)	in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

(iii)	of the happening of any event which makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in such Prospectus in order to make the statements therein not misleading;

(iv)	of all actions taken by the SEC with respect to any amendments to any Registration Statement or Prospectus which may from time to time be filed with the SEC;
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(v)	in the event that a Fund determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise or to suspend the redemption of Shares of any Fund at any time as permitted by the 1940 Act or the rules of the SEC; and

(vi)	of the commencement of any litigation or proceedings against the Funds or any of their officers or trustees in connection with the issue and sale of any of the Shares.

D. The Funds shall file such reports and other documents as may be required under applicable federal and state laws and regulations, including state blue sky laws, and shall notify the Distributor in writing of the states in which the Shares may be sold and of any changes to such information.

E. The Funds agree to file from time to time such amendments to its Registration Statement and Prospectus as may be necessary in order that its Registration Statement and Prospectus will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

F. The Funds shall fully cooperate in the efforts of the Distributor to sell and arrange for the sale of Shares. In addition, the Funds shall keep the Distributor fully informed of its affairs and shall provide to the Distributor from time to time copies of all information, financial statements, and other papers that the Distributor may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Funds by their independent public accountants and such reasonable number of copies of the most current Prospectus, statement of additional information and annual and interim reports to shareholders as the Distributor may request. The Funds shall forward a copy of any SEC filings, including the Registration Statement, to the Distributor within one business day of any such filings. Each Fund represents that it will not use or authorize the use of any advertising or sales material unless and until such materials have been approved and authorized for use by the Distributor.

G. The Funds shall provide, and cause each other agent or service provider to the Funds, including the Funds’ transfer agent and investment adviser, to provide, to Distributor in a timely and accurate manner all such information (and in such reasonable medium) that the Distributor may reasonably request that may be necessary for the Distributor to perform its duties under this Agreement.

H. The Funds shall not file any amendment to the Registration Statement or Prospectus that amends any provision therein which pertains to Distributor, the distribution of the Shares or the applicable sales loads or public offering price without giving Distributor reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Funds’ right to file at any time such amendments to the Registration Statement or Prospectus, of whatever character, as the Funds may deem advisable, such right being in all respects absolute and unconditional.

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I. The Funds have adopted policies and procedures pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, the Funds (and relevant agents) shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent the unauthorized access to or use of, records and information relating to the Funds and the owners of the Shares.

4. Representations, Warranties and Covenants of the Distributor.

A. The Distributor hereby represents and warrants to the Funds, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)	it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)	this Agreement has been duly authorized, executed and delivered by the Distributor and, when executed and delivered, will constitute a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)	it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(iv)	it is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA.

B. In connection with all matters relating to this Agreement, the Distributor will comply with the applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations.

C. The Distributor shall promptly notify the Funds of the commencement of any litigation or proceedings against the Distributor or any of its managers, officers or directors in connection with the issue and sale of any of the Shares.

5. Compensation.

A. In consideration of the Distributor’s services in connection with the distribution of Shares of each Fund and Class thereof, the Distributor shall receive the compensation set forth in Exhibit B.

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B. Except as specified in Section 5(A), the Distributor shall be entitled to no compensation or reimbursement of expenses for services provided by the Distributor pursuant to this Agreement. The Distributor may receive compensation from the Fund’s investment adviser (the “Adviser”) related to its services hereunder or for additional services all as may be agreed to between the Adviser and the Distributor.

6. Expenses.

A. The Funds shall bear all costs and expenses in connection with registration of the Shares with the SEC and the applicable states, as well as all costs and expenses in connection with the offering of the Shares and communications with shareholders of the Funds, including but not limited to (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of Registration Statements and Prospectuses and amendments thereto, as well as related advertising and sales literature, (iii) costs and expenses of the preparation, printing and mailing of annual and interim reports, proxy materials and other communications to shareholders of the Funds; and (iv) fees required in connection with the offer and sale of Shares in such jurisdictions as shall be selected by the Funds pursuant to Section 3(D) hereof.

B. The Distributor shall bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification. The Distributor does not assume responsibility for any expenses not expressly assumed hereunder.

7. Indemnification.

A. The Funds shall indemnify, defend and hold the Distributor, its affiliates and each of their respective members, managers, directors, officers, employees, representatives and any person who controls or previously controlled the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnitees”), free and harmless from and against any and all losses, claims, demands, liabilities, damages and expenses (including the costs of investigating or defending any alleged losses, claims, demands, liabilities, damages or expenses and any reasonable counsel fees incurred in connection therewith) (collectively, “Losses”) that any Distributor Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or relating to (i) the Distributor serving as distributor of the Funds pursuant to this Agreement; (ii) the Funds’ breach of any of their obligations, representations, warranties or covenants contained in this Agreement; (iii) the Funds’ failure to comply with any applicable securities laws or regulations; (iv) any claim that the Registration Statement, Prospectus, shareholder reports, sales literature and advertising materials or other information filed or made public by the Funds (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading under the 1933 Act, any other statute or the common law, any rule of FINRA or of the SEC, or any other jurisdiction where Shares of the Funds are sold; provided, however, that the Funds’ obligation to indemnify any of the Distributor Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, annual or interim report, or any such advertising materials or sales literature in reliance upon and in conformity with information relating to the Distributor and furnished to the Funds or their counsel by the Distributor in writing and acknowledging the purpose of its use. In no event shall anything contained herein be so construed as to protect the Distributor or any Distributor Indemnitee against any liability to the Funds or their shareholders to which the Distributor or such Distributor Indemnitee would otherwise be subject by reason of willful misfeasance, fraud, bad faith, or gross negligence in the performance of the Distributor’s duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

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The Funds’ agreement to indemnify the Distributor Indemnitees with respect to any action is expressly conditioned upon the Funds being notified of such action or claim of loss brought against any Distributor Indemnitee, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Distributor Indemnitee, unless the failure to give notice does not prejudice the Funds. Such notification shall be given by letter or by facsimile addressed to the Funds’ President, but the failure so to notify the Funds of any such action shall not relieve the Funds from any liability which the Funds may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of the Funds’ indemnity agreement contained in this Section 7(A).

B. The Funds shall be entitled to participate at their own expense in the defense or, if they so elect, to assume the defense of any suit brought to enforce any such Losses, but if the Funds elect to assume the defense, such defense shall be conducted by counsel chosen by the Funds and approved by the Distributor, which approval shall not be unreasonably withheld. In the event the Funds elect to assume the defense of any such suit and retain such counsel, the Distributor Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them. If the Funds do not elect to assume the defense of any such suit, or in case the Distributor does not, in the exercise of reasonable judgment, approve of counsel chosen by the Funds or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Funds and the Distributor Indemnitee(s), the Funds will reimburse the Distributor Indemnitee(s) in such suit, for the fees and expenses of any counsel retained by Distributor and them. The Funds’ indemnification agreement contained in Sections 7(A) and 7(B) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitee(s), and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to the Distributor’s benefit, to the benefit of each Distributor Indemnitee.

C. The Funds shall advance attorney’s fees and other expenses incurred by a Distributor Indemnitee in defending any claim, demand, action or suit which is the subject of a claim for indemnification pursuant to this Section 7 to the maximum extent permissible under applicable law.

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D. The Distributor shall indemnify, defend and hold the Funds, their affiliates, and each of their respective trustees, directors, managers, officers, employees, members, shareholders, representatives, and any person who controls or previously controlled the Funds within the meaning of Section 15 of the 1933 Act (collectively, the “Fund Indemnitees”), free and harmless from and against any and all Losses that any Fund Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or based upon (i) the Distributor’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (ii) the Distributor’s failure to comply with any applicable securities laws or regulations; or (iii) any claim that the Registration Statement, Prospectus, sales literature and advertising materials or other information filed or made public by the Funds (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements not misleading, insofar as such statement or omission was made in reliance upon, and in conformity with, information furnished to the Funds by the Distributor in writing. In no event shall anything contained herein be so construed as to protect the Funds against any liability to the Distributor to which the Funds would otherwise be subject by reason of willful misfeasance, fraud, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

The Distributor’s agreement to indemnify the Fund Indemnitees is expressly conditioned upon the Distributor’s being notified of any action or claim of loss brought against a Fund Indemnitee, such notification to be given by letter or facsimile addressed to the Distributor’s President, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Fund Indemnitee, unless the failure to give notice does not prejudice the Distributor. The failure so to notify the Distributor of any such action shall not relieve the Distributor from any liability which the Distributor may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, otherwise than on account of the Distributor’s indemnity agreement contained in this Section 7(D).

E. The Distributor shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by the Distributor and approved by the Fund Indemnitee, which approval shall not be unreasonably withheld. In the event the Distributor elects to assume the defense of any such suit and retain such counsel, the Fund Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any such suit, or in case the Fund does not, in the exercise of reasonable judgment, approve of counsel chosen by the Distributor or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Distributor and the Fund Indemnitee(s), the Distributor will reimburse the Fund Indemnitee(s) in such suit, for the fees and expenses of any counsel retained by the Fund and them. The Distributor’s indemnification agreement contained in Sections 7(D) and (E) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Fund Indemnitee(s), and shall survive the delivery of any Shares and the termination of this Agreement. This Agreement of indemnity will inure exclusively to the Funds’ benefit, to the benefit of each Fund Indemnitee.

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F. No person shall be obligated to provide indemnification under this Section 7 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act or the rules of the FINRA; provided, however, in such event indemnification shall be provided under this Section 7 to the maximum extent so permissible.

8. Dealer Agreement Indemnification.

A. Distributor acknowledges and agrees that certain large and significant broker-dealers, such as (without limitation) Merrill Lynch, UBS and Morgan Stanley (all such brokers referred to herein as the “Brokers”), require that Distributor enter into dealer agreements (the “Non-Standard Dealer Agreements”) that contain certain representations, undertakings and indemnification that are not included in the Standard Dealer Agreement.

B. To the extent that Distributor is requested or required by the Funds to enter into any Non-Standard Dealer Agreement, the Funds shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to (a) the Distributor’s actions or failures to act pursuant to any Non-Standard Dealer Agreement; (b) any representations made by the Distributor in any Non-Standard Dealer Agreement to the extent that the Distributor is not required to make such representations in the Standard Dealer Agreement; or (c) any indemnification provided by the Distributor under a Non-Standard Dealer Agreement to the extent that such indemnification is beyond the indemnification the Distributor provides to intermediaries in the Standard Dealer Agreement. In no event shall anything contained herein be so construed as to protect the Distributor Indemnitees against any liability to the Funds or their shareholders to which the Distributor Indemnitees would otherwise be subject by reason of willful misfeasance, fraud, bad faith, or gross negligence in the performance of Distributor’s obligations or duties under the Non-Standard Dealer Agreement or by reason of Distributor’s reckless disregard of its obligations or duties under the Non-Standard Dealer Agreement.

9. Limitations on Damages. No party hereto shall be liable for any consequential, special or indirect losses or damages suffered by any other party, whether or not the likelihood of such losses or damages was known by the party.

10. Force Majeure. No party hereto shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, acts of nature (including fire, flood, earthquake, storm, hurricane or other natural disaster); action or inaction of civil or military authority; acts of foreign enemies; war; terrorism; riot; insurrection; sabotage; epidemics; labor disputes; civil commotion; or interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the party seeking to apply this force majeure clause.

11. Duration and Termination.

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A. This Agreement shall become effective with respect to each Fund listed on Exhibit A hereof as of the Effective Date and, with respect to each Fund not in existence on the Effective Date, on the date an amendment to Exhibit A to this Agreement relating to that Fund is executed. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the Effective Date. Thereafter, if not terminated, this Agreement shall continue automatically in effect as to each Fund for successive one-year periods, provided such continuance is specifically approved at least annually by (i) each Fund’s Board or (ii) the vote of a majority of the outstanding voting securities of a Fund, in accordance with Section 15 of the 1940 Act.

B. Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to a particular Fund (i) through a failure to renew this Agreement at the end of a term or (ii) upon mutual consent of the parties. Further, this Agreement may be terminated upon no less than 60 days’ written notice, by either each Fund through a vote of a majority of the members of the Board who are not interested persons, as that term is defined in the 1940 Act, and have no direct or indirect financial interest in the operation of this Agreement or by vote of a majority of the outstanding voting securities of a Fund, or by the Distributor.

C. This Agreement will automatically terminate in the event of its assignment.

12. Anti-Money Laundering Compliance.

A. The Distributor and the Fund each acknowledge that it is a financial institution pursuant to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), although the Fund, as a closed-end, management investment company, is not currently subject to the customer identification program rules that apply to mutual funds. Each represents and warrants to the other that, to the extent applicable, it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.

B. The Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by the Distributor with any broker-dealer or other financial intermediary that is authorized to effect transactions in Shares of the Funds.

C. The Distributor agrees that it will take such further steps, and cooperate with the Funds as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”). Distributor undertakes that it will grant to the Funds, the Funds’ anti-money laundering compliance officer and appropriate regulatory agencies, reasonable access to copies of Distributor’s AML Operations, and related books and records to the extent they pertain to the Distributor’s services hereunder. It is expressly understood and agreed that the Funds and the Funds’ compliance officer shall have no access to any of Distributor’s AML Operations, books or records pertaining to other clients or services of Distributor.

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13. Privacy. In accordance with Regulation S-P, the Distributor will not disclose any non-public personal information, as defined in Regulation S-P, received from the Funds or any Fund regarding any Fund shareholder; provided, however, that the Distributor may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Distributor. The Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Funds.

Each Fund represents to the Distributor that it has adopted a statement of its privacy policies and practices as required by Regulation S-P and agrees to provide to the Distributor a copy of that statement annually. The Distributor agrees to use reasonable precautions to protect, and prevent the unintentional disclosure of, such non-public personal information.

14. Confidentiality.

A. During the term of this Agreement, the Distributor and each of the Funds may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means information belonging to the Distributor or any of the Funds which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information does not include: (i) information that was known to the receiving party before receipt thereof from or on behalf of the disclosing party; (ii) information that is disclosed to the receiving party by a third person who has a right to make such disclosure without any obligation of confidentiality to the party seeking to enforce its rights under this Section; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the receiving party; or (iv) information that is independently developed by the receiving party or its employees or affiliates without reference to the disclosing party’s information.

B. Each party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party’s Confidential Information other than in connection with its obligations hereunder. Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by any Agency; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure.

15. Notices. Any notice required or permitted to be given by any party to the others shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service or 3 days after sent by registered or certified mail, postage prepaid, return receipt requested or on the date sent and confirmed received by facsimile or email transmission to the other party’s address as set forth below:

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Notices to the Distributor shall be sent to:

Foreside Fund Services, LLC

Attn: Legal Dept.

Three Canal Plaza

Suite 100

Portland, ME 04101

Fax: (207) 553-7151

Notices to the Funds shall be sent to:

SharesPost 100 Fund

1150 Bayhill Drive

San Bruno, California 94066

Fax: ___________________

16. Modifications. The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Funds. If required under the 1940 Act, any such amendment must be approved by each Fund’s Board, including a majority of each Fund’s Board who are not interested persons, as such term is defined in the 1940 Act, of any party to this Agreement, by vote cast in person at a meeting for the purpose of voting on such amendment.

17. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

18. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written.

19. Survival. The provisions of Sections 5, 6, 7, 8, 12 and 13 of this Agreement shall survive any termination of this Agreement.

20. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

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21. Counterparts. This Agreement may be executed by the Parties hereto in any number of counterparts (including counterparts delivered by electronic transmission), and all of the counterparts taken together shall be deemed to constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

FORESIDE FUND SERVICES, LLC

By: __________________________

Name: Mark Fairbanks

Title: President

SHARESPOST 100 FUND

By: ________________________

Name:

Title:

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EXHIBIT A

Funds

SharesPost 100 Fund

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Exhibit B

Compensation

SALES LOADS:

Any and all upfront commissions on sales of Shares notified by a Fund in writing to the Distributor in respect of a particular Financial Intermediary up to the maximum such upfront commission rate set forth in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of sale of such Shares.

Such commissions shall not exceed 5% of the applicable sale amount and shall be paid by the Distributor to the applicable Financial Intermediaries as set forth in the Registration Statement and only after, for so long as and to the extent that the Distributor has received such sales loads from the applicable Fund.

SHAREHOLDER SERVICING FEE:

Each Fund will pay the Distributor an ongoing quarterly fee (the “Shareholder Servicing Fee”) at an annualized rate of 0.25% of the net assets of the Fund and such fee shall be paid by the Distributor to the applicable Financial Intermediaries as set forth in the Registration Statement and only after, for so long as and to the extent that the Distributor has received such sales loads from the applicable Fund. The Shareholder Servicing Fee shall be made to compensate the applicable Financial Intermediary for providing ongoing services in respect of clients with whom they have distributed Shares of the Fund. Such services may include electronic processing of client orders, electronic fund transfers between clients and the Fund, account reconciliations with the Fund’s Transfer Agent, facilitation of electronic delivery to clients of Fund documentation, monitoring client accounts for back-up withholding and any other special tax reporting obligations, maintenance of books and records with respect to the foregoing, and such other information and liaison services as the Fund or the Investment Adviser may reasonably request.

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